Exhibit 99.1

ACHILLION APPOINTS KURT GRAVES TO ITS

BOARD OF DIRECTORS

NEW HAVEN, Conn. (June 11, 2012) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced the appointment of Kurt Graves to its board of directors as an independent director. Mr. Graves brings more than two decades of experience in building, leading and advising top-performing pharmaceutical and biotechnology companies. Mr. Graves was appointed as a Class I director, with a term expiring in 2013, and will replace Nicholas Simon of Clarus Ventures LLC.

“We are very pleased to have Kurt join the Board of Directors, as his extensive strategic knowledge of hepatitis C and successful career in transforming pharmaceutical companies complements the expertise of the entire Achillion Board,” commented David I. Scheer, Chairman of the Board of Achillion. “From his tenures at Merck, Novartis and Vertex Pharmaceuticals, Kurt brings a depth of industry expertise and a global business view that will serve us well as we move toward achieving a number of aggressive milestones including the initiation of all-oral, interferon-free clinical trials evaluating regimens containing our pan-genotypic protease inhibitor, ACH-1625, and NS5A inhibitor, ACH-3102, for the treatment of HCV.”

Michael Kishbauch, President and Chief Executive Officer of Achillion further commented, “On behalf of the Board of Directors, I would also like to thank Nick Simon for his insight and guidance over the past three and a half years as Achillion matured into a clinical-stage pharmaceutical company, with a portfolio of proprietary hepatitis C compounds discovered by Achillion and advanced into clinical development.”

Mr. Graves currently serves as Chairman, President and Chief Executive Officer of Intarcia Therapeutics. He is also Chairman of the Board of Radius, since April 2011, and a Director of Pulmatrix and Springleaf Therapeutics, since May 2010. In addition to his global experience in large pharmaceutical companies, Mr. Graves has played key leadership roles in building two highly successful early stage companies; at Astra Merck Pharmaceuticals and Vertex Pharmaceuticals. Mr. Graves was EVP, Head of Corporate and Strategic Development and Chief Commercial Officer at Vertex Pharmaceuticals from 2007 through 2009. Prior to his tenure at Vertex, he spent nearly ten years at Novartis Pharmaceuticals in senior leadership positions of increasing responsibility, and was most recently Global Head of the General Medicines Business Unit & Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck and Astra Merck Pharmaceuticals where he led the GI Business Unit, with responsibility for Prilosec and Nexium.

Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, more than twice as widespread as HIV. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to the expected contributions of Mr. Graves to the Achillion Board of Directors and Achillion’s expectations with respect to milestone achievement, and, in particular, its plans to initiate all-oral, interferon-free clinical trials evaluating regimens containing ACH-1625 and ACH-3102 for the treatment of HCV. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage nonclinical studies and clinical trials of ACH-2684, ACH-1625 and ACH-3102; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (212) 880-5264 Christin.Miller@Ogilvy.com

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